NEUBERGER BERMAN EQUITY FUNDS

INSTITUTIONAL CLASS

ADMINISTRATION AGREEMENT

SCHEDULE A

The  Institutional  Class of the Series of  Neuberger  Berman  Equity Funds currently subject to this Agreement are as follows:

Neuberger Berman International Institutional Fund

Neuberger Berman Real Estate Fund

Date: December 30, 2005